Exhibit 23.1

Mayer Hoffman McCann P.C. 10474 Santa Monica Blvd., ■ Suite 200 ■ Los Angeles, CA 90025 Main: 310 268 2000 ■ Fax: 310 268 2001 ■ www.mhmcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 6 to this Registration Statement on Form S-1 and related prospectus of our report dated August 20, 2021 (except for the effects of the stock split described in Note 3, as to which the date is November 29, 2021), with respect to the financial statements of Blue Water Vaccines, Inc. (Company) as of December 31, 2020 and 2019, and for the two years then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in this Registration Statement and accompanying prospectus on Form S-1.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

February 8, 2022